Exhibit 99

October 28, 2015

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

For further information
Contact Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES THIRD QUARTER 2015 EARNINGS

Wheeling, WV, October 28, 2015-First West Virginia Bancorp, Inc. (NYSE MKT: FWV) President and Chief Executive Officer, William G. Petroplus, today announced third quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N.A., Wheeling, West Virginia.

The Company reported net income of $1,622,000 or $0.94 per share for the nine months ended September 30, 2015 compared to $1,758,000 or $1.02 per share for the same period during 2014. The decrease in net income for the nine months ended September 30, 2015 as compared to the same period in 2014 of $136,000 or 7.7% was primarily the result of the increases in income tax expense, noninterest expenses, and the provision for loan losses as well as a slight decrease in net interest income, offset in part by an increase in noninterest income. Income tax expense increased $191,000 for the nine months ended September 30, 2015 as compared to the same period in 2014 primarily due to the increase in taxable income and decrease in tax-exempt income. Noninterest expenses increased $190,000 or 3.2% during the nine month period ended September 30, 2015 as compared to the same period in 2014 primarily due to increases in salary and employee benefits expenses as well as slight increases in occupancy expenses and other operating expenses. Net interest income decreased $11,000 or .2%, primarily due to the decrease in the interest earned on investment securities, offset in part by the increase in the interest and fees earned on loans and the decrease in the interest expense paid on interest bearing liabilities. Noninterest income increased $286,000 or 18.1% primarily due to the increase in the net gains on sales of investment securities and no other-than-temporary losses on investments being recorded in 2015, offset in part by the decrease in service charges and fees earned on deposit accounts. The ROAA was .65% for the nine months ended September 30, 2015 as compared to .70% for the same period of the prior year. For the nine months ended September 30, 2015 compared to September 30, 2014, the ROAE was 6.30% and 6.99%, respectively.

For the third quarter of 2015, net income was $252,000 or $0.14 per share as compared to $774,000 or $0.45 per share for the same period in 2014. The decrease in net income for the three months ended September 30, 2015 as compared to the same period in 2014 of $522,000 or 67.4% was primarily the result of the decreases in noninterest income and net interest income combined with the increases in the provision for loan losses and noninterest expenses, offset in part by a decrease in income tax expense. Noninterest income decreased $625,000 for the three months ended September 30, 2015 as compared to the same period of the prior year primarily due to the decrease in the net gains on sales of investment securities as well as by a slight decrease in service charges and fees earned on deposit accounts. Net interest income decreased $79,000 or 3.8% primarily due to the decreases in the interest earned on investment securities and loans, offset in part by the decrease in the interest expense paid on interest bearing liabilities. Noninterest expense increased $15,000 or .7% during the three month period ended September 30, 2015 as compared to the same period in 2014 primarily due to the slight increases in occupancy expenses and salary and employee benefits expenses. The decrease in income tax expense of $227,000 which resulted in an income tax benefit at September 30, 2015, was the result of the decline in pre-taxable income primarily due to the decrease in the net gains on sales of investment securities.

On October 26, 2015, the Company announced it had submitted notice to the NYSE of its intention to voluntarily withdraw the Company’s common stock from listing on the NYSE and to voluntarily terminate the registration of the common stock under the Securities Exchange Act of 1934, as amended. Additional details are contained in the Form 8-K filed with the Securities and Exchange Commission on October 26, 2015.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	September 30, 2015	December 31, 2014

AT PERIOD END
Total Assets	$347,044	$332,390
Total Deposits	271,883	272,143
Total Loans	101,635	99,217
Total Investment Securities	196,830	197,079
Shareholders’ Equity	35,965	34,872
Shareholders’ Equity Per Share of Common Stock	20.93	20.29

(Dollars in thousands, except share and per share data)	September 30, 2015	September 30, 2014

FOR THE THREE MONTHS ENDED
Net Income	252	774
Provision for Loan Losses	30	—
Earnings Per Share of Common Stock	.14	.45
Dividends Per Share of Common Stock	.20	.20
Return on Average Assets	.30%	.92%
Return on Average Equity	2.90%	9.07%

FOR THE NINE MONTHS ENDED
Net Income	1,622	1,758
Provision for Loan Losses	30	—
Earnings Per Share of Common Stock	.94	1.02
Dividends Per Share of Common Stock	.60	.60
Return on Average Assets	.65%	.70%
Return on Average Equity	6.30%	6.99%
Weighted average shares outstanding	1,718,730	1,718,730

First West Virginia Bancorp, Inc. stock is traded on the NYSE MKT under the symbol “FWV.”